As filed with the Securities and Exchange Commission on February 3, 1999

                                                   REGISTRATION NO. 333-42887
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------


                                    FORM S-8

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                       REGISTRATION STATEMENT NO. 33-63015
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                       REGISTRATION STATEMENT NO. 33-69174
                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                       REGISTRATION STATEMENT NO. 33-37312
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                      REGISTRATION STATEMENT NO. 333-42887
                                    under the
                             SECURITIES ACT OF 1933

--------------------------------------------------------------------------------


                                  Biogen, Inc.
             (Exact name of Registrant as specified in its charter)

       Massachusetts                                             04-3002117
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                               14 Cambridge Center
                               Cambridge, MA 02142
                                 (617) 679-2000
                    (Address of Principal Executive Offices)


                BIOGEN, INC. 1985 NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)


                             Michael J. Astrue, Esq.
                        Vice President - General Counsel
                                  Biogen, Inc.
                               14 Cambridge Center
                               Cambridge, MA 02142

                                 (617) 679-2000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------

================================================================================

                                EXPLANATORY NOTE


         This Post-Effective Amendment relates to the filing of a resale prospectus with respect to previously registered shares of Common Stock authorized for issuance under the Biogen, Inc. 1985 Non-Qualified Stock Option Plan (the "Plan"). These previously registered shares were registered on Registration Statements Nos. 33-63015 (filed September 28, 1995), 33-69174 (filed September 21, 1993), 33-37312 (filed October 17, 1990) and 333-42887
(filed December 22, 1998). In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of shares of Common Stock which have been and/or may hereafter be issued upon the exercise of options which have been and/or may hereafter be granted under the Plan.

                                   PROSPECTUS


                                  BIOGEN, INC.

                         634,300 Shares of Common Stock

   - We have registered up to 634,300 shares of our common stock for sale by the selling stockholders listed on page 9 of this prospectus.

   - Each of the shares to be sold either were issued or are issuable upon the exercise of options held by the selling stockholders.

   -     The selling stockholders may offer their common stock:
   -     through transactions on the Nasdaq National Stock Market or
   -     in private transactions at current market prices or
   -     at negotiated prices.

   - We will not receive any of the proceeds from the selling stockholders' sale of their common stock.


               Our common stock trades on the Nasdaq National Stock
                   Market under the symbol "BGEN."

  On February 1,1999 the closing sale price of one share of our common stock as quoted on the Nasdaq National Stock Market was $96.3125.

          Our address is Biogen, Inc., 14 Cambridge Center, Cambridge, Massachusetts 02142, and our telephone number is (617) 679-2000.


                 This Investment Involves A High Degree of Risk.
       You Should Purchase Shares Only If You Can Afford A Complete Loss.
                     See "Risk Factors" Beginning on Page 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                February 2 , 1999

                                                         TABLE OF CONTENTS
BUSINESS...................................................................  3
RISK FACTORS...............................................................  4
USE OF PROCEEDS............................................................  9
SELLING STOCKHOLDERS.......................................................  9
PLAN OF DISTRIBUTION.......................................................  10
LEGAL MATTERS..............................................................  10
EXPERTS....................................................................  10
WHERE CAN YOU FIND MORE INFORMATION........................................  11
INCORPORATION OF DOCUMENTS BY REFERENCE....................................  11

                                    BUSINESS

         Biogen is a biopharmaceutical company principally engaged in the business of developing, manufacturing and marketing drugs for human health care. We currently derive revenues from sales of AVONEX(R) (Interferon Beta-1a) for the treatment of relapsing forms of multiple sclerosis and from sales by our licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. We began marketing AVONEX(R) in the United States in 1996 and in the fifteen member countries of the European Union in 1997. Our revenues from sales of AVONEX(R) in 1998 were approximately $395 million. During 1998, we also received approximately $163 million in royalty revenue and license fees from our licensees.

         We continue to devote significant resources to our ongoing research and development efforts. We focus our efforts on areas where we have particular scientific strengths, such as:

         -        multiple sclerosis,
         -        inflammatory diseases,
         -        cardiovascular diseases,
         -        developmental biology, and
         -        gene therapy.

         In 1998, we continued clinical trials of several of our product candidates, including initiation of:

               - a Phase 2b clinical trial of LFA3TIP in patients with moderate to severe psoriasis,

               - a Phase 2b study of CVT-124,  a diuretic  being  developed as a
          potential   treatment  for  edema  associated  with  congestive  heart failure, and

               - a Phase 2 study of humanized 5c8 anti-CD40 ligand monoclonal antibody in patients with immune thrombocytopenic purpura.

We have planned additional clinical trials of LFA3TIP, humanized 5c8 and CVT-124. We also have ongoing clinical trials related to AVONEX(R). In addition, we are pursuing early-stage research programs directed toward finding oral small molecule drug candidates to inhibit certain inflammation pathways as a potential treatment for multiple sclerosis, developing novel inhibitors of certain immune response pathways as potential therapies for several autoimmune diseases such as inflammatory bowel disease and arthritis, exploring ways to treat central nervous system disorders and developing products for human gene therapy. We are also exploring the use of functional genomics technology to find novel therapeutics.

                                  RISK FACTORS

Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus and in the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference.

Dependence on AVONEX(R) Sales and Royalty Revenue

Our ability to sustain increases in revenues and profitability will primarily depend on our revenues and profitability from AVONEX(R) sales. Our ability to sustain profitability from sales of AVONEX(R) will depend on a number of factors, including:

         -        continued market acceptance of AVONEX(R) worldwide;
         - our ability to maintain a high level of patient satisfaction with AVONEX(R);
         - the nature of regulatory and pricing decisions related to AVONEX(R) worldwide and the extent to which AVONEX(R) receives and maintains reimbursement coverage;
         -        market acceptance of AVONEX(R) outside the United States;
         - successful resolution of the lawsuit with Berlex Laboratories, Inc. related to the U.S. "McCormick" patents, which if decided in Berlex's favor could have a material adverse effect on our financial position and results of operations;
         -        success  in  revoking  the  European  patents  granted  to Dr.
                  Rentschler Biotechnologie GmbH since if the patents were to be upheld and if Rentschler were to obtain, through legal proceedings, a determination that our sale of AVONEX(R) in Europe infringes a valid Rentschler patent, such result could have a material adverse effect on our results of operation and financial condition;
         - our ability to sustain market share of AVONEX(R) in light of the introduction of competitive products for the treatment of multiple sclerosis;
         - the success of ongoing development work related to AVONEX(R) in expanded multiple sclerosis indications; and
         - the continued accessibility of third parties to vial, label, and distribute AVONEX(R)on acceptable terms.

We also receive royalty revenues which contribute significantly to our overall profitability. Our ability to maintain the level of such royalty revenues will depend on a number of factors, including: sustaining the scope and validity of existing patents; the efforts of licensees in the clinical testing and marketing of products from which we derive revenue; and the timing and extent of royalties from additional licensing opportunities. In addition, licensee sales levels may fluctuate from quarter to quarter due to the timing and extent of major events such as new indication approvals or government sponsored vaccination programs.

We cannot assure you that we will achieve a positive outcome with respect to any of the factors discussed in this Section or that the timing and extent of our success with respect to any combination of these factors will be sufficient to result in sustained increases in our revenues or profitability.

Competition

We face increasing competition from other products for the treatment of relapsing forms of multiple sclerosis. AVONEX(R) competes with interferon beta-1b which is sold in the United States under the brand name Betaseron(R) by Berlex Laboratories, Inc., a United States affiliate of Schering AG, Germany, and is sold in Europe under the brandname Betaferon(R) by Schering AG. AVONEX(R) also faces competition from Copaxone(R) glatiramer acetate (also known as copolymer-l). In the United States, Copaxone(R) is marketed by a partnership between Teva Pharmaceuticals and Hoechst Marion Roussel, Inc. In addition, Ares Serono S.A. is selling another interferon beta-la product in Europe and Canada under the brand name Rebif(R). Serono is also seeking approval to market Rebif(R) in the United States but to be approved for relapsing forms of multiple sclerosis would have to overcome the orphan drug status afforded AVONEX(R) and Betaseron(R) by the FDA. We cannot assure you that we will be able to sustain our share of the market for the treatment of multiple sclerosis in light of the competition from other products.

New Products

AVONEX(R) is currently the only product we sell. Our long-term viability and growth will depend on the successful development and commercialization of other products from research activities and collaborations. We continue to expand our development efforts related to other potential products in our pipeline. The expansion of the pipeline may include increases in spending on internal projects, the acquisition of third party technologies or products or other types of investments. Product development involves a high degree of risk. Many important factors affect our ability to successfully develop and commercialize drugs, including the ability to obtain and maintain necessary patents and licenses, to demonstrate safety and efficacy of drug candidates at each stage of the clinical trial process, to meet applicable regulatory standards and to receive required regulatory approvals, to be capable of producing drug candidates in commercial quantities at reasonable costs, to obtain reimbursement coverage for the products, to compete successfully against other products and to market products successfully. We cannot assure you that we will be successful in our efforts to develop and commercialize new products.

Patents and Other Proprietary Rights

We have numerous issued patents and patent applications pending on a number of our processes and products. We have also obtained rights to certain patents under licenses with third parties which provide for the payment of royalties. We cannot assure you that our existing patents or others, if obtained, will be of substantial protection or commercial benefit to us. In addition, we do not know to what extent Biogen's pending patent applications or patent applications licensed from third parties will be granted or whether any of our patents will prevail if they are challenged in litigation. Also, we cannot assure you that third parties will not be granted patents claiming subject matter necessary to our business.

We have granted an exclusive worldwide license to Schering-Plough Corporation under our alpha interferon patents, and receive royalties from Schering-Plough on sales of its Intron(R) A brand of alpha interferon. While our U.S. alpha interferon patent expires in 2002, under a settlement agreement entered into in 1998, Schering-Plough will pay us certain sums on U.S. sales of Intron(R) A until the expiration of a patent on a recombinant form of the alpha interferon protein expected to be issued to F. Hoffman LaRoche, Inc. and Genentech, Inc. The Genentech/Roche patent is expected to have a term of 17 years from the date of issue. Schering-Plough's royalty obligation to us on sales of Intron(R) A in Europe will terminate upon the expiration of our European alpha interferon patent in 2001, except that such obligation will not terminate in France until 2003 and in Italy until 2007.

We have licensed our recombinant hepatitis B antigen patent rights to manufacturers and marketers of hepatitis B vaccines and diagnostic test kits, and receive royalties on sales of the vaccines and test kits by our licensees. The obligation of SmithKline Beecham Biologicals s.a. and Merck & Co., Inc. to pay royalties on sales of hepatitis B vaccines and the obligation of our other licensees under our hepatitis B patents to pay royalties on sales of diagnostic products will terminate upon expiration of our existing hepatitis B patents. Our existing United States hepatitis B patents will expire in 2004. Our European hepatitis B patents will expire at the end of 1999, except in those countries in which we have or are able to obtain supplemental protection certificates. To date, we have received supplemental protection certificates in France, Ireland, Italy, Luxembourg, The Netherlands, Sweden and Switzerland, and we have a number of additional applications pending. The additional coverage afforded by supplemental protection certificates ranges from two to six years. We cannot assure you as to the extent of coverage available under the supplemental protection certificates, or that protection will be available in additional countries.

There has been, and we expect that there may continue to be, significant litigation in the industry regarding patents and other intellectual property rights. Such litigation could create uncertainty and consume substantial resources.

Foreign Exchange Rates

We have operations in several European countries in connection with the sale of our product AVONEX(R). We also receive royalty revenues based on worldwide product sales by our licensees. As a result, our financial position, results of operations and cash flows can be affected by fluctuations in foreign currency exchange rates, primarily the British pound, Eurodollar and Japanese yen. We use foreign currency forward contracts to manage specifically identifiable foreign currency risk but do not engage in currency speculation. We use these forward contracts to hedge certain transactions denominated in foreign currencies.

Volatility of Stock Price

The stock prices of biotechnology companies such as ours are subject to significant fluctuations. Our stock price may be affected by a number of factors including, but not limited to clinical trial results and other product development events, the financial impact of changes in the value of our investments, the outcome of litigation, the decisions relating to intellectual property rights and the entrance of competitive products into the market, changes in reimbursement policies or other practices related to the pharmaceutical industry or other industry and market changes or trends. In addition, if our revenues or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate adverse impact on our stock price.

Product Liability

Products or processes that are or may be developed, licensed, manufactured or sold by us may expose us to potential liability from claims by end-users of such products or of products manufactured using such processes, or by those selling such products, either directly or as a component of other products. We also have potential liability under indemnification arrangements relating to our clinical trial programs. We have obtained limited product liability insurance coverage. We cannot assure you that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, if at all, or that such insurance coverage will be adequate to protect us against all claims.

Attraction and Retention of Key Personnel

Although we believe that we have been successful in attracting skilled and experienced management and scientific personnel, competition for such personnel is intense and we cannot assure you that we will be able to continue to attract and retain personnel of high caliber. The loss of key management or scientific personnel might have an adverse impact on us. In general, we have not entered into noncompetition agreements with our employees, and such employees therefore would be able to leave and compete with us.

Anti-Takeover Effects of Certain Special Provisions of our Articles of Organization and By-Laws, Preferred Stock and Shareholder Rights Plan

Certain provisions of our Articles of Organization and By-Laws may have the effect (alone, or in conjunction with the authorized but unissued common stock and preferred stock and our shareholder rights plan) of precluding or rendering more difficult the acquisition of control of our company by means of a tender offer, open market purchases, proxy fight or otherwise, of being adverse to shareholders who desire to participate in a tender offer and of depriving shareholders of possible opportunities to sell their shares at higher prices. The Board of Directors is empowered under our Articles of Organization and without further shareholder action to divide any or all shares of the authorized preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of shares of our common stock. In addition, we have adopted a shareholder rights plan. The shareholder rights plan may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Year 2000 Issues

Year 2000 is the problem resulting from the use of a two-digit date field to identify the year in computer software. Consequently, computer programs may not accurately reflect the appropriate date, confusing "00" as the year 1900 rather than the year 2000. Year 2000 is a pervasive problem affecting many information technology systems and embedded technologies (e.g. microprocessors in communications systems) in all companies, in all industries. Failure by us or failure by third parties upon which we rely to effectively address Year 2000 issues could have a material adverse impact on our financial position or results of operations.

We have developed a plan to address the Year 2000 issues. The plan is segregated into four phases:


1. Information Collection - Identify all Year 2000 risk areas and assign accountability.
2.       Assess Risk - Assign each item a category of risk
         Commercial Risk - Has a significant impact on sale, delivery and support of AVONEX(R) or significant impact on royalty revenues. Operational Risk - Has a significant impact on productivity but does not materially impact our results of operations.
         Convenience Risk - Has a minor impact on productivity.
3. Remediate - Fix or replace, test and implement changes required for Year 2000 compliance.
4. Contingency Plan - Define procedures to be implemented should a disruption due to Year 2000 occur.

We have completed the first two phases of the project and have completed the testing and upgrading of all individual software applications that fall within the Commercial Risk category. All of our major software applications are purchased from major software vendors and we perform only minor customizations to those applications. Our major software providers have attested to Year 2000 compliance. We have reviewed our operations equipment for embedded technologies which may be Year 2000 susceptible and do not believe necessary modifications to be material.

We are communicating with our significant vendors and customers to determine the progress that those vendors and customers are making in remediating their own
Year 2000 issues. We are requiring that significant vendors and customers certify those products and services to be Year 2000 compliant.

To date, Year 2000 costs have been minimal and we believe that future costs will be immaterial. We expect the remainder of the Year 2000 compliance program to be substantially complete by July 1999.

The most reasonably likely worst case scenario, if significant Year 2000 issues arise, is that we would be hampered in our efforts to produce, package, and deliver AVONEX(R), our only revenue generating product, and that third parties from whom we receive royalty revenue would encounter similar difficulties in their efforts to produce and sell products which generate royalty revenue for us. To mitigate the risks of such events, we are developing contingency plans, which include maintaining a sufficient level of inventory of AVONEX(R) in both bulk and packaged format, developing secondary sources of packaging and delivery, providing for manual backup processes, and working with third parties on Year 2000 certification. To the extent that Year 2000 certification is unsatisfactory, contingency plans will be developed or modified accordingly. In the event that significant vendors do not achieve Year 2000 compliance in a timely manner, and we are unable to replace them, our operations could be materially adversely affected.


                                 USE OF PROCEEDS

All net proceeds from the sale by selling stockholders of common stock offered in this prospectus will go to the selling stockholders. Accordingly, we will not receive any proceeds from the selling stockholders' sale of the common stock offered hereby.

                              SELLING STOCKHOLDERS

The selling stockholders are offering hereby Shares which have been or may hereafter be acquired by them upon the exercise of options granted under the Plan. The names of additional selling stockholders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus. Other persons who acquire shares from the selling stockholders may also be identified as selling stockholders by means of an addendum or supplement to this prospectus.

The following table sets forth certain information with respect to the selling stockholders as of January 31, 1999.

                      Number of                             Shares to be
                      Shares         Number of              Beneficially
                      Beneficially   Shares to              Owned After
Name                  Owned          be Offered             Offering

                                                        Number        Percent

James L. Vincent(1)   635,499(2)     634,300            1,199(3)      *


-----------------------------------------

*Less than 1% of the outstanding common stock

(1) Mr. Vincent is the Chairman of the Board of Directors and the Chief Executive Officer of the Company.

(2) Includes (i) 6,800 shares of common stock acquired by the selling stockholder through the exercise of options granted under the Plan, (ii) 627,500 Shares of common stock which the selling stockholder has the right to acquire through the exercise of options granted under the Plan, all of which are currently exercisable and (iii) an estimated 1,199 shares of common stock representing the selling stockholder's beneficial interest in a Biogen 401(k) plan.

(3) Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that the selling stockholder will offer for sale or sell any or all of the common stock offered by him pursuant to this prospectus. Also assumes that no other shares are acquired or transferred by the selling stockholder.

                              PLAN OF DISTRIBUTION

     Biogen is registering the shares on behalf of the selling stockholders. "Selling stockholders", as used in this prospectus, includes donees, pledgees and distributees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

              -       transactions on the Nasdaq National Stock Market;

              - in private transactions other than through the Nasdaq National Stock Market;

              -       in connection with short sales of the Biogen shares;

              -       by pledge to secure debts and other obligations;

              - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

              -       in a combination of any of the above transactions.

              The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                                  LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Members of Mintz Levin and certain members of their families and trusts for their benefit own an aggregate of approximately 2,150 shares of Biogen common stock. A former Member of Mintz Levin who is currently of counsel to the firm owns 500 shares of Biogen common stock.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from Biogen's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

This prospectus is only part of a Registration Statement on Form S-8 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

              - inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or
              - obtain a copy from the SEC upon payment of the fees prescribed by the SEC.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information we file with it in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

              - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;
              -       Definitive Proxy Statement filed on April 29, 1998;
              - Quarterly Reports on Form 10-Q, for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;
              - Reports on Form 8-K, filed on March 16, 1998, April 8, 1998, May 7, 1998 and December 23, 1998;
              - The description of the common stock contained in our Registration Statement on Form 8-B filed under the Securities Exchange Act of 1934, including any amendment
                      or  report   filed  for  the  purpose  of  updating   such
                      description.

We will provide any person to whom a copy of this Prospectus is delivered, including beneficial owners of our common stock, a copy of any of these filings at no cost, if such person requests such filings by writing or telephoning our Chief Financial Officer at the following address and number:

                      Biogen, Inc.
                      14 Cambridge Center
                      Cambridge, Massachusetts   02142
                      (617) 679-2000

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         (b)      Definitive Proxy Statement filed on April 29, 1998;

         (c) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         (d) The Company's Reports on Form 8-K filed March 16, 1998, April 8, 1998, May 7, 1998 and December 23, 1998.

         (e) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-B filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Members of Mintz Levin and certain members of their families and trusts for their benefit own an aggregate of approximately 2,150 shares of Biogen common stock. A former Member of Mintz Levin who is currently of counsel to the firm owns 500 shares of Biogen common stock.

Item 6.  Indemnification of Directors and Officers.

         Incorporated herein by reference from Registration Statement on Form S-3, No. 33-43721.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (4.1) Form of Common Stock Share Certificate (Filed as Exhibit 4.1 to Registration Statement on Form S-3, File No. 33-51639, and incorporated herein by reference).

         (4.2) Articles of Organization, as amended (Filed as Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996, File No. 0-12042, and incorporated herein by reference).

         (4.3) By-Laws, as amended (Filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-12042, and incorporated herein by reference).

         (4.4) Rights Agreement, dated as of May 8, 1989, between the Registrant and First National Bank of Boston as the Rights Agent, including Certificate of Designation of Series A Junior Participating Preferred Stock (Filed as Exhibit 1 to Registration Statement on Form 8-A, File No. 0-12042, filed May 26, 1989, and incorporated herein by reference).

(5)      (5.1)    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                  as to the legality of the shares being registered.

         (23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

         (23.2)   Consent of PricewaterhouseCoopers LLP.

         (24) Power of Attorney (included on signature page of this Registration Statement)

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on the 1st day of February, 1999.

                             BIOGEN, INC.

                             By: s/ James L. Vincent
                                 James L. Vincent
                                 Chairman of the Board and Chief
                                 Executive Officer



                                POWER OF ATTORNEY

              The registrant and each person whose signature appears below constitutes and appoints Timothy M. Kish and Michael J. Astrue, and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

 Signature                     Title                          Date


 s/ James L. Vincent           Chairman of the Board and      February 1 , 1999
 James L. Vincent              Chief Executive Officer
                               (principal executive
                               officer)

 s/ Timothy M. Kish            Vice President-Finance and     February 1 , 1999
 Timothy M. Kish               Chief Financial Officer
                               (principal financial and
                               accounting officer)

 s/ Alexander G. Bearn         Director                       February 1 , 1999
 Alexander G. Bearn

 s/ Alan Belzer                Director                       February 1 , 1999
 Alan Belzer

 s/ Harold W. Buirkle          Director                       February 1 , 1999
 Harold W. Buirkle

 s/ Mary L. Good               Director                       February 1 , 1999
 Mary L. Good

 s/ Thomas F. Keller           Director                       February 1 , 1999
 Thomas F. Keller

 s/ Roger H. Morley            Director                       February 1 , 1999
 Roger H. Morley

 s/ Kenneth Murray             Director                       February 1 , 1999
 Kenneth Murray

 s/ Phillip A. Sharp           Director                       February 1 , 1999
 Philip A. Sharp

 s/ Alan K. Simpson            Director                       February 1 , 1999
 Alan K. Simpson

 s/ James W. Stevens           Director                       February 1 , 1999
 James W. Stevens

                                  BIOGEN, INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT


Exhibit
Number    Description

4.1 Form of Common Stock Share Certificate (Filed as Exhibit 4.1 to Registration Statement on Form S-3, File No. 33-51639, and incorporated herein by reference).

4.2 Articles of Organization, as amended (Filed as Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996, File No. 0-12042, and incorporated herein by reference).

4.3 By-Laws, as amended (Filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-12042, and incorporated herein by reference).

4.4 Rights Agreement, dated as of May 8, 1989, between the Registrant and First National Bank of Boston as the Rights Agent, including Certificate of Designation of Series A Junior Participating Preferred Stock (Filed as Exhibit 1 to Registration Statement on Form 8-A, File No.0-12042, filed May 26, 1989, and incorporated herein by reference).

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

23.1 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2      Consent of PricewaterhouseCoopers LLP.

24        Power of Attorney (included on signature page of this Registration
          Statement).